Exhibit 4.1

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of November 18, 2019, by and among Option Care Health, Inc. (f/k/a BioScrip, Inc.), a Delaware corporation (the “Parent Issuer”) and Ankura Trust Company, LLC as Trustee and Collateral Agent under the Indenture referred to below.

W I T N E S S E T H:

WHEREAS, the Parent Issuer, the guarantors party thereto (collectively, the “Guarantors”), the Trustee and the Collateral Agent have heretofore executed and delivered an Indenture dated as of August 6, 2019 (as amended, supplemented, waived or otherwise modified, the “Indenture”), providing for the issuance of Senior Secured Second Lien PIK Toggle Floating Rate Notes due 2027 (the “Notes”) of the Issuer;

WHEREAS, the Commitment Letter, dated March 14, 2019, by and among HC Group Holdings II, Inc., the Initial GS Principal Investors party thereto and the Initial Ares Principal Investors party thereto, contemplated the inclusion of a customary “AHYDO catch-up” payment provision in the Indenture, which provision was unintentionally omitted from the Indenture due to a scrivener’s error;

WHEREAS, Section 9.01(a) of the Indenture provides that the Company, the Guarantors, the Trustee and the Collateral Agent may supplement the Indenture in order to, among other things, cure any omission or mistake;

WHEREAS, the Parent Issuer and the Holders, together with the Guarantors, all desire to amend the Indenture, effective as of August 6, 2019 and as set forth in Article I of this Supplemental Indenture (the “Proposed Amendment”), to correct the scrivener’s error and provide for a customary AHYDO catch-up payment provision;

WHEREAS, the Controlling Parties (which constitute all of the Beneficial Owners of the Notes as of the date hereof) have consented to the Proposed Amendment, and have, through their respective participants in DTC, directed the Holder of all the Notes to consent to the amendments in this Supplemental Indenture;

WHEREAS, the Holder of all the Notes has consented to the Proposed Amendments pursuant to such direction from the Controlling Parties and has instructed the Trustee and the Collateral Agent to execute this Supplemental Indenture; and

WHEREAS, this Supplemental Indenture has been duly authorized by all necessary corporate action on the part of the Parent Issuer and the Guarantors.

NOW, THEREFORE, the Parent Issuer, the Guarantors, the Trustee and the Collateral Agent mutually covenant and agree for the benefit of the Trustee, the Collateral Agent and the Holders of the Notes as follows:

ARTICLE I

AMENDMENT

SECTION 1.1. Amendment to the Indenture. Section 5.08 of the Indenture is hereby amended by (i) inserting “(a)” before “The Parent Issuer” and (ii) adding a new subsection (b) as follows:

“(b) Notwithstanding the foregoing or anything herein to the contrary, if, at the end of any “accrual period” (as defined in Section 1272(a)(5) of the Code) ending after the fifth anniversary of the issue date of the Notes, the aggregate amount of accrued and unpaid interest (including any accrued interest added to principal pursuant to Section 2.01(e) and any amounts treated as interest) and “original issue discount” (as defined in Section 1273(a)(1) of the Code) on the Notes would, but for this Section 5.08(b), exceed an amount equal to the product of the Notes’ “issue price” (as defined in Section 1273(b) and 1274(a) of the Code) multiplied by the Notes’ “yield to maturity” (as defined in Treasury Regulations Section 1.1272-1(b)(1)(i)) (such product, the “Maximum Accrual”), the Parent Issuer shall redeem at each such applicable date (an “AHYDO Catch-Up Payment Date”), without premium or penalty, the amount of principal plus accrued and unpaid interest, if any, on the Notes to be redeemed, to, but excluding, the applicable AHYDO Catch-Up Payment Date, equal to all accrued and unpaid interest and original issue discount on the Notes as of the end of such accrual period in excess of an amount equal to the Maximum Accrual (the “AHYDO Catch-Up Payment”), and such AHYDO Catch-Up Payment shall be treated for purposes of Section 163(i) of the Code as interest paid under the Notes. In making the AHYDO Catch-Up Payment(s) provided for in this Section 5.08(b), the Parent Issuer shall comply with the provisions of Sections 5.01 through 5.06 as though each such mandatory AHYDO Catch-Up Payment was a redemption of Notes and the applicable AHYDO Catch-Up Payment Date was a Redemption Date. No partial redemption of the Notes prior to such AHYDO Catch-Up Payment Date pursuant to any other provision of this Indenture (including any payment of cash interest) shall alter the Parent Issuer’s obligation to make the AHYDO Catch-Up Payment(s) provided for in this Section 5.08(b). Any failure by the Parent Issuer to make an AHYDO Catch-Up Payment on an AHYDO Catch-Up Payment Date shall constitute an immediate Event of Default. The Notes are not (i) an “applicable high yield discount obligation” within the meaning of Section 163(i)(1) of the Code (or any successor provision of similar import) or (ii) subject to the so-called “AHYDO” rules under Section 163(e)(5) of the Code (or any successor provision of similar import), and this Indenture shall be interpreted consistently therewith.”

ARTICLE II

DEFINITIONS

SECTION 2.1. Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the Preamble or Recitals hereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

ARTICLE III

MISCELLANEOUS

SECTION 3.1. Parties. Nothing expressed or mentioned herein is intended or shall be construed to give any Person, other than the Holders, the Trustee and the Collateral Agent, any legal or equitable right, remedy or claim under or in respect of this Supplemental Indenture or the Indenture or any provision herein or therein contained.

SECTION 3.2. Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 3.3. Severability. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

SECTION 3.4. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes effective as of August 6, 2019, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

SECTION 3.5. The Trustee and the Collateral Agent. Neither the Trustee nor the Collateral Agent make any representation or warranty as to the validity or sufficiency of this Supplemental Indenture or with respect to the recitals contained herein, all of which recitals are made solely by the other parties hereto. In entering into this Supplemental Indenture, the Trustee and the Collateral Agent shall be entitled to the benefit of every provision of the Indenture and the Notes relating to the conduct or affecting the liability of or affording protection to the Trustee and the Collateral Agent, whether or not elsewhere herein so provided.

SECTION 3.6. Counterparts. The parties hereto may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or pdf transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or pdf shall be deemed to be their original signatures for all purposes.

SECTION 3.7. Headings. The headings of the Articles and the Sections in this Supplemental Indenture are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written and effective as of August 6, 2019.

OPTION CARE HEALTH, INC.
as Parent Issuer

By:	/s/ Michael Shapiro
	Name:	Michael Shapiro
	Title:	Senior Vice President and Chief Financial
Officer

ANKURA TRUST COMPANY, LLC,
as Trustee and Collateral Agent

By:	/s/ Lisa J. Price
	Name:	Lisa J. Price
	Title:	Managing Director